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EXHIBIT 99.1

 SURGE GLOBAL ENERGY TO FOCUS ALL BUSINESS EFFORTS ON OIL AND GAS INVESTMENT(S)

January 21, 2004 NORTH CANTON, OHIO: Today, The Havana Group [OTCBB: HVGP] is pleased to announce that it is focusing all of its business affairs on their oil and gas investment(s). The board of directors has approved a formal name change to Surge Global Energy. Management wants to expedite this process to its fullest ability.

As reported in the 2002 SEC 10K filing in May 2003, Management committed the Company to terminating its tobacco related businesses by 12/31/2003. Today, the Company has ceased all tobacco related businesses with the exception of limited liquidating sales. The Company has a plan to raise financing for its oil and gas investments and is currently executing that plan.

"This event paves the road to the execution of our business plan." Said Havana's Vice President, Frederick C. Berndt, "Our team will now be totally focused on the development of our oil and gas prospects."

The Company's flagship prospect and first priority is The Santa Rosa Dome prospect in Mendoza, Argentina. Partnering with oil and gas exploration company, Oromin Explorations, the two companies together plan to explore and develop this 7,694 square kilometer prospect. Project coordinator and chief research geologist, Dr. Norman Haimila, has commenced the planning and budgeting for a nine well exploration program on The Santa Rosa Dome prospect.

The Company is also evaluating certain projects in domestic gas exploration. These prospects include the prospects under the agreement with Castle Rock Resources. E. Jamie Schloss, founder of Castle Rock, is assisting in the development of a domestic gas campaign.

For more information on Surge Global Energy's projects and team, one may visit the Company's web-site at WWW.SURGEGLOBALENERGY.COM.

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included herein that address activities, events, or developments that the Company expects, believes, estimates, plans, intends, projects or anticipates will or may occur in the future, are forward-looking statements. Actual events may differ materially from those anticipated in the forward-looking statements. Important risks that may cause such a difference include: general domestic and international economic business conditions, the availability of capital, and changes in the Company's development plans. Although the Company believes that the assumptions underlying the forward-looking statements herein are reasonable, any of the assumptions could be inaccurate.

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Contact: Frederick C. Berndt, Vice President
         330-244-9720